UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3,
2005

Commission file number 0-8814

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State of incorporation)

84-0705083
(I.R.S. Employer
Identification No.)

8451 Delaware Street, Thornton, CO  80260
(Address of principal executive office)        (Zip Code)

(303) 292-3456
(Issuer's telephone number)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

This Current Report on Form 8-K is filed by Pure Cycle
Corporation, a Delaware corporation (the Registrant), in connection with the matters described herein.



ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE CONTRACT

Effective August 3, 2005, Pure Cycle Corporation (the
"Company") entered into an Agreement for Water Service
(the "Agreement") with Arapahoe County (the "County") and
Rangeview Metropolitan District (the "District").  The
Agreement calls for the Company to design, construct, operate and maintain water facilities and to provide water service to the new Arapahoe County Fairgrounds.

Pursuant to the Agreement, the County will purchase 38.5 water taps from the Company for $567,490. Payment of this amount, less $52,938 of groundwater dedication credits (for a net payment of $514,552) is payable to the Company within thirty (30) days of the signing of the Agreement. The net tap fees are subject to royalties payable to the State of Colorado Board of Land Commissioners (the "Land Board") pursuant to the Company's and the District's Lease with the Land Board as more fully described in the Company's Annual
Report on Form 10-KSB for the Year Ended August 31, 2004.

The Agreement also calls for the County to pay the Company
$1,245,168 to design and construct (within twelve months) various water facilities required to extend water service to the fairgrounds and for the Company to acquire approximately 336 acre-feet of groundwater for $240,075.
These amounts are payable as follows: an initial cash payment of $397,235 is payable to the Company within thirty
(30) days of the signing of the Agreement; the $240,075 due from the Company to the County for the acquisition of groundwater will be netted against the construction charges payable by the County; and the remaining amount due of $607,858 is payable by the County to the Company in 120 equal monthly payments of approximately $6,849, which includes interest compounded monthly at six percent (6%) per annum. The Company expects construction to begin immediately.

ITEM 9.01 EXHIBITS

Exhibit 10.24 - Agreement for Water Service Agreement between Pure Cycle Corporation, Rangeview Metropolitan
District and Arapahoe County.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 4, 2005

PURE CYCLE CORPORATION


By:  /s/  Mark W. Harding,
President and Chief Financial
Officer